Exhibit 10.1

As of April 9, 2007

Franklin Electric Co., Inc.
400 East Spring Street
Bluffton, Indiana 46714
Attention: Secretary

Re:	Amendment and PruShelf Renewal and Extension

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 9, 2004 (the “Note Agreement”), by and among Franklin Electric Co., Inc., an Indiana corporation (the “Company”), Prudential Investment Management, Inc. (“PIM”), The Prudential Insurance Company of America (“PICA” and together with PIM, “Prudential”) and each other Prudential Affiliate which becomes a party thereto in accordance with the terms thereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1. Amendment. From and after the Effective Date (as defined in Section 3 hereof), the Note Agreement is amended as follows:

1.1 The cover page to the Note Agreement, paragraph 1A and paragraph 1B of the Note Agreement are each hereby amended to delete in its entirety each occurrence of the amount “$110,000,000” appearing therein and to substitute therefor the amount “$175,000,000”.

1.2 The first sentence of paragraph 2A(2) of the Note Agreement is amended to delete in its entirety clause (i) thereof and to substitute therefor the following: "(i) April 9, 2010 (or if such date is not a Business Day, the Business Day next preceding such date) and".

Franklin Electric Co., Inc.
As of April 9, 2007
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1.3 The Company and Prudential expressly agree and acknowledge that as of the date hereof, after giving effect to the issuance of the “Series B Notes” in the aggregate principal amount of $150,000,000 (as such Notes are described in the Confirmation of Acceptance dated as of even date herewith), the Available Facility Amount is $25,000,000. NOTWITHSTANDING THE FOREGOING, THIS AMENDMENT AND THE NOTE AGREEMENT HAVE BEEN ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF PRIVATE SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

1.4 Paragraph 5G of the Note Agreement is amended and restated in its entirety as follows:

“5G. Leverage Fee. In addition to interest accruing on the Notes, the Company agrees to pay to the holders of the Notes a fee (the “Leverage Fee”) with respect to each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2007, during which at any time the ratio of Consolidated Total Debt as of the end of such Fiscal Quarter to EBITDA for the period of four fiscal quarters then ended is equal to or greater than 2.00 to 1.00. The Leverage Fee payable with respect to each Note shall be a dollar amount equal to (a) the product obtained by multiplying (i) the Applicable Number (as defined below) for such Fiscal Quarter times (ii) the Weighted Dollar Average (as defined below) of the principal balance of such Note during the Fiscal Quarter to which the Leverage Fee relates and (b) dividing the product thus obtained by four. The Leverage Fee for each applicable Fiscal Quarter shall be payable in arrears on the date upon which the financial statements for such Fiscal Quarter are to be delivered under paragraph 5A(i) (or paragraph 5A(ii), if the applicable Fiscal Quarter is the last Fiscal Quarter in a fiscal year). If the Company fails to deliver financial statements under paragraphs 5A(i) or 5A(ii) for any Fiscal Quarter or fiscal year by the date such delivery is due, then the Company shall be deemed to owe the Leverage Fee for such Fiscal Quarter (based on an Applicable Number of .0015) and shall make the payment required for such Fiscal Quarter on the date due pursuant to the preceding sentence. Payment of the Leverage Fee shall be made pursuant to the terms of paragraph 11A.

The acceptance of the Leverage Fee by any holder of a Note shall not constitute a waiver of any Default or Event of Default. The consequences for the failure to pay the Leverage Fee when due shall be governed by paragraph 7A(ii) hereof, treating the Leverage Fee, for such purposes and for the purpose of determining the amount payable upon acceleration of the Notes, as interest.

Franklin Electric Co., Inc.
As of April 9, 2007
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As used in this paragraph 5G, (a) “Applicable Number” shall mean (i) .00075 if, with respect to such Fiscal Quarter, the ratio of Consolidated Total Debt to EBITDA, as calculated above, was equal to or greater than 2.00 to 1.00, but not greater than 2.50 to 1.00 or (ii) .0015 if, with respect to such Fiscal Quarter, the ratio of Consolidated Total Debt to EBITDA, as calculated above, was greater than 2.50 to 1.00 and (b) “Weighted Dollar Average” shall mean, with respect to any Note, during any Fiscal Quarter, a dollar amount determined by adding together the daily outstanding principal balance of such Note during such Fiscal Quarter and dividing the amount thus obtained by the total number of days in such Fiscal Quarter.”

1.5 Paragraph 6 of the Note Agreement is amended by inserting the following new paragraph 6B(13) immediately after paragraph 6B(12):

“6B(13). Terrorism Sanction Regulations. The Company will not, and will not permit any Subsidiary, to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Person.”

1.6 Paragraph 8 of the Note Agreement is amended by inserting the following new paragraph 8P immediately after paragraph 8O:

“8P. Foreign Assets Control Regulations, Etc. (i) (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Neither the Company nor any Subsidiary (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

Franklin Electric Co., Inc.
As of April 9, 2007
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(iii) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.”

1.7 Paragraph 10B of the Note Agreement is amended by adding the following definition in appropriate alphabetical order:

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

1.8 Exhibit D and Schedules 8A and 8G to the Note Agreement are hereby respectively amended and restated in their entirety in the form of Exhibit D and Schedules 8A and 8G attached hereto.

SECTION 2. Representations and Warranties. The Company represents and warrants that, after giving effect hereto, each representation and warranty set forth in paragraph 8 of the Note Agreement, as amended hereby, is true on and as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent of changes caused by transactions contemplated under and permitted by the Note Agreement, as amended hereby).

SECTION 3. Condition Precedent; Binding Agreement. This letter shall become effective as of the date hereof (the “Effective Date”) upon the return by the Company to Prudential Capital Group (Attention: Wiley S. Adams) of an original counterpart to this letter, duly executed and delivered by the Company, PIM and PICA. When this letter is so executed and delivered by the Company and has been signed by PIM and PICA, it shall become a binding agreement among the Company, PIM and PICA.

SECTION 4. Reference to and Effect on Agreement. Upon the Effective Date, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

Franklin Electric Co., Inc.
As of April 9, 2007
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SECTION 5. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

(The remainder of this page is intentionally left blank.)

Franklin Electric Co., Inc.
As of April 9, 2007
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SECTION 6. Counterparts; Section Titles. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Delivery of an executed counterpart of a signature page to this letter by facsimile shall be effective as delivery of a manually executed counterpart of this letter.

Very truly yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Vice-President

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: ___________________________________
Vice President

Agreed and accepted:

FRANKLIN ELECTRIC CO., INC.

By:     ______
  Thomas J. Strupp,
Vice President, Chief Financial Officer
and Secretary

         EXHIBIT D

[FORM OF OPINION OF COMPANY'S SPECIAL COUNSEL]

[Date of Closing]

[List of Purchasers]
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as special counsel to Franklin Electric Co., Inc., an Indiana corporation (the “Company”), in connection with the Second Amended and Restated Note Purchase and Private Shelf Agreement (the “Agreement”) dated as of September 9, 2004, among the Company, Prudential Investment Management, Inc., The Prudential Insurance Company of America and each other Prudential Affiliate which becomes a party thereto, as amended by the Amendment and PruShelf Renewal and Extension dated as of April 9, 2007 (the “Letter Agreement”), providing for the issuance and delivery to you today of the Company’s ______________ Note(s) due _______, ____ (the “Notes”). This opinion letter is being delivered at the request of the Company pursuant to paragraph 3A of the Agreement. Capitalized terms used in this opinion letter that are defined in the Agreement and not otherwise defined in this opinion letter shall have the meanings given to them in the Agreement. The term “person” when used herein shall mean any individual or entity.

In connection with this opinion letter, we have examined the following documents (the documents described in (i) and (ii) below are collectively called the “Transaction Documents”):

(i) an executed copy of each of the Agreement and the Letter Agreement;

(ii) executed copies of the Notes;

(iii) a copy of the articles of incorporation of the Company and all amendments thereto, certified by the Secretary of State of Indiana;

(iv) a copy of the by-laws of the Company and all amendments thereto, certified by the Secretary of the Company;

(v) a copy of the resolutions of the board of directors of the Company authorizing the execution and delivery by the Company of the Transaction Documents and performance by the Company of the transactions contemplated thereby, certified by the Secretary of the Company;

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(vi) a certificate of the Secretary of the Company as to the incumbency and specimen signatures of the officers of the Company executing the Transaction Documents;

(vii) a Certificate of Existence of the Secretary of State of Indiana as to the corporate existence of the Company; and

(viii)  a certificate of the Company in the form attached hereto as Schedule I and an officer’s certificate as to certain matters of fact underlying our opinions in paragraphs 5 through 9 of this letter (together, the “Certificates”).

In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons and on the representations made in the Transaction Documents.

In rendering the opinions in this letter we have assumed, except to the extent expressly set forth in and covered by our opinions below, that: (i) each party to each of the Transaction Documents, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute the Transaction Documents to which it is a party, and to enter into the transactions contemplated therein, (c) has taken all necessary action to authorize execution of the Transaction Documents to which it is a party on its behalf by the persons executing same, (d) has properly executed and delivered each of the Transaction Documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under the Transaction Documents to which it is a party, (ii) all acts have been taken without violation of any fiduciary duties and in accordance with any notice or disclosure requirements, (iii) the execution and delivery of, and performance of their respective agreements under, the Transaction Documents by each party thereto do not violate any law, rule, regulation, judgment, injunction, order, decree, agreement or instrument binding upon such party, and (iv) each of the Transaction Documents is the legal, valid and binding obligation of, and enforceable against, each party thereto other than the Company.

In rendering our opinions herein we have also assumed that there is no oral or written agreement, understanding, course of dealing or usage of trade that amends any term of any Transaction Document, or any waiver of any such term; that the Transaction Documents are accurate and complete; and that there has been no mutual mistake of fact or actual or constructive fraud, misrepresentation, duress, undue influence or similar inequitable conduct.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter, and, by accepting this opinion letter, you acknowledge not to have requested, or relied on, any such independent investigation or verification by us.

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For the purpose of this opinion letter, our “knowledge” (or any similar concept) with respect to any matter means (1) the actual knowledge regarding such matter of the particular attorneys who are presently employees or partners of Schiff Hardin LLP and who have represented the Company in connection with the transactions contemplated by the Transaction Documents, (2) we make no representation that we have undertaken any review of our files or other independent investigation with respect to any such matter (and, by accepting this opinion letter, you acknowledge not to have requested, or relied on, any such review or other independent investigation by us) and (3) no inference that we have actual knowledge concerning such matter should be drawn from the mere fact of our representation of the Company or our expression of any opinion in this opinion letter. Accordingly, relevant matters may exist, including relevant matters with respect to which attorneys in our firm are representing the Company, but of which for the purposes of this opinion letter, we do not have “knowledge.”

For the purposes hereof, “Applicable Laws” shall mean the laws, rules and regulations to which our opinions are limited as described in qualifications E and F below.

The opinions contained in this opinion letter are only expressions of professional judgment regarding the legal matters addressed and are not guarantees that a court would reach any particular result.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Company is a corporation validly existing under the laws of the State of Indiana.

2. The Company has the corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.

3. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. The execution and delivery by the Company of each of the Transaction Documents do not, and the performance by the Company of its obligations under the Transaction Documents will not, (i) violate the articles of incorporation or the by-laws of the Company, (ii) violate any Applicable Law applicable to the Company, (iii) violate any judgment, injunction, order or decree to which the Company is subject that is listed on Schedule I attached to this opinion letter, or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement that is listed on Schedule I attached to this opinion letter.

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5. In view of the circumstances surrounding the sale and delivery of the Notes and on the basis of the representations made by the Company in paragraph 8H of the Agreement and in the Certificates, and by you in paragraph 9 of the Agreement, it is not necessary in connection with the offering, issuance and delivery of the Notes under the circumstances contemplated by the Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended and now in effect.

6. On the basis of the representations made by the Company in paragraph 8I of the Agreement and in the Certificates, the extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7. None of the execution and delivery by the Company of any of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents, and the offering, sale and issuance of the Notes by the Company under the circumstances contemplated by the Transaction Documents requires any consent or approval from or filing with any governmental authority of the State of Illinois or the United States of America under any Applicable Law, except for any routine filings after the date hereof with the Securities and Exchange Commission and state blue sky authorities.

8. The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

9. The Company is not a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended.

The opinions set forth above are subject to the following qualifications:

A. For purposes of our opinion in paragraph 1 above as to the existence of the Company, we have relied solely upon the document described in item (vii) above.

B. The opinions set forth above are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith, fair dealing and judicial discretion, and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity), (iii) the qualification that certain provisions of the Transaction Documents are or may be unenforceable in whole or in part, but, subject to the other limitations as to enforceability expressed in this opinion and any limitations contained in the Transaction Documents, the inclusion of such provisions does not prevent the practical realization of the benefits intended to be afforded by the Company’s principal obligations under the Transaction Documents except for the economic consequences, if any, resulting from any delay imposed by applicable laws, rules and regulations, court decisions or procedures or constitutional requirements, (iv) the qualification that no opinion is rendered as to waivers, consents or authorizations to take action or any other provisions of the

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Transaction Documents that are intended to prevent a guarantor from being discharged from its obligations under a guaranty, and (v) the qualification that no opinion is rendered as to any provision of any Transaction Document that purports to reinstate any Transaction Document, any lien or security interest granted under any Transaction Document or any obligation of the Company under any Transaction Document.

C. In rendering the opinions set forth above, we have made no examination of, and we express no opinion with respect to, any accounting or tax matters. In particular, no advice is being rendered with respect to any questions concerning the federal tax treatment of an item of income, gain, loss, deduction or credit, the existence or absence of a taxable transfer of property, or the value of property for federal tax purposes. Our opinion in paragraph 4 above covers only violations, breaches or defaults that can be definitively determined as of the date of this opinion letter and does not cover violations, breaches or defaults the occurrence of which is dependent upon future events or circumstances or compliance with financial covenants or ratios that involve or require computations or calculations. Our opinion in paragraph 7 above is not intended to cover consents, approvals or filings that might be required as a result of the conduct by the Company of its business or operations.

D. We express no opinion as to the validity, legality, binding effect or enforceability of any covenant or agreement (i) providing for release of liability for or the indemnification against or contribution with respect to any losses, claims, damages, expenses or liabilities incurred by any person (a) as a result of any violation of any securities law by such person, (b) as a result of the gross negligence or willful misconduct of such person, (c) as a result of the negligence of such person if a court would find that the intent to indemnify such person for such person’s negligence was not clearly expressed, (d) as a result of fraud or misrepresentation by such person, or (e) if a court would find that such indemnification, contribution or release otherwise violates public policy, (ii) requiring that any amendment, modification or waiver of any Transaction Document shall not be effective unless in writing, (iii) providing for the consent to jurisdiction of any court, the waiver of objection of venue of any court, the waiver of or consent to service of process in any manner other than provided in the laws of the State of Illinois, the waiver of jury trial or the waiver of counterclaim or cross-claim, (iv) providing that delays will not operate as waivers, (v) attempting to modify or waive any requirements of reasonableness or notice arising under the laws of any jurisdiction to the extent applicable to the transactions contemplated by the Transaction Documents, (vi) requiring the payment of interest on overdue but unpaid interest or fixed late payment charges, (vii) purporting to be an agreement to use “best efforts,” (viii) relating to severability as applied to any portion of a Transaction Document deemed by a court to be material, (ix) waiving the benefits of any statutory provision or common law right where such waiver violates limitations imposed by statute or is against public policy, (x) providing for a choice of any governing law other than the laws of the State of Illinois, (xi) purporting to restrict access to legal or equitable remedies or purporting to establish evidentiary standards for suits or proceedings to enforce the Transaction Documents or evidentiary standards relating to powers granted to any party, (xii) appointing any person as attorney-in-fact, (xiii) granting self-help remedies, (xiv) disclaiming any effect of usage of trade, course of performance or course of dealing, (xv) setting forth remedies to the extent such remedies would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of actual loss suffered by such party, other than liquidated damages (which are covered under (xvi)), (xvi) providing for a penalty or purporting to be an agreement to

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pay liquidated damages unless actual damages would be impossible or difficult to determine and the liquidated damages provided for are reasonable in light of the anticipated or actual loss, or (xvii) regarding non-disclosure, confidentiality or non-competition.

E. Our opinions are limited to only those laws, rules and regulations that we have, in the exercise of customary professional diligence, but without any special investigation, recognized as generally applicable to the transactions contemplated by the Transaction Documents and to business organizations of the same type as the Company (which are not engaged in regulated business activities) and exclude the USA Patriot Act, the Trading with the Enemy Act, Executive Order 13224 and similar laws and regulations, as well as all laws, rules and regulations of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991), except to the extent covered by our opinions in paragraphs 5 and 6 above. In addition, we express no opinion as to any law, rule or regulation (i) the violation of which would not have a material adverse effect on you or the Company or the Company’s ability to perform its obligations under the Transaction Documents, (ii) the violation of which can be cured without significant expense to you, or (iii) to which the Company may be subject as a result of your legal or regulatory status.

F. The foregoing opinions are limited to the laws of the State of Illinois, the Indiana Business Corporation Law, and the federal laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in paragraphs 1 through 9 of this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in paragraphs 1 through 9 in this opinion letter.

This opinion letter is furnished by us as special counsel for the Company, is solely for your benefit and for the benefit of your successors and assigns, including any bona fide transferee of the Notes, in connection with the transactions stated herein, and is not to be relied on by any other person or for any other purpose without our prior written consent. No interest you may have under or with respect to this opinion letter (separate from your interest in the Notes) may be assigned without our prior written consent.

Very truly yours,

SCHIFF HARDIN LLP

By:

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SCHEDULE 8A

LIST OF SUBSIDIARIES

Name	State or country of Incorporation	% Owned
Franklin Fueling Systems, Inc.	Wisconsin	100

Franklin Electric International, Inc. Japan	Japan	100

Franklin Electric Europa GmbH	Germany	100

Franklin Electric South Africa (Pty) Ltd.	South Africa	100

Franklin Electric (Australia) Pty. Ltd.	Australia	100

Motores Franklin S.A. de C.V.	Mexico	100

Motores Electricos Sumergibles de Mexico, S. de R.L. de C.V.	Mexico	100

Servicios de MESMEX, S. de R.L., de C.V.	Mexico	100

Motori Sommersi Riawolgibili S.r.l.	Italy	75

Franklin Electric spol s.r.o.	Czech Republic	100

Franklin Electric (Suzhou) Co., Ltd.	China	100

EBW, Inc.	Michigan	100

Advanced Polymer Technology, Inc.	Michigan	100

Intelligent Controls, Inc.	Maine	100

Coverco S.R.L.	Italy	100

Franklin Electric International, Inc.	Delaware	100

Franklin Electric B.V.	Netherlands	100

Franklin Electric Taiwan	Taiwan	100

Franklin Electric Manufacturing Inc.	Indiana	100

Franklin Electric Sales, Inc.	Indiana	100

Franklin Fueling Systems GmbH	Germany	100

Franklin Pump Systems, Inc.	Arkansas	100

Little Giant Pump Company, Inc.	Oklahoma	100

Healy Systems, Inc	New Hampshire	100

Franklin Electric Subsidiaries, Inc. (inactive)	Indiana	100

Franklin Electric Canada	Canada	100

Franklin Electric Trading (Shanghai) Co., Ltd.	China	100

SCHEDULE 8G

LIST OF AGREEMENTS RESTRICTING DEBT

Amended and Restated Credit Agreement, dated as of December 14, 2006, among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.